Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated September 25, 2023, with respect to the financial statements of Federated Hermes Institutional Prime Value Obligations Fund and Federated Hermes Institutional Prime Obligations Fund, portfolios in the Federated Hermes Money Market Obligations Trust, as of July 31, 2023, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus/Information Statement and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
March 28, 2024